EXHIBIT 1

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Financial Guaranty Insurance Company:

We consent to the use of our report dated February 14, 2003 on the predecessor basis financial statements of Financial Guaranty Insurance Company for the year ended December 31, 2002, included in the Current Report on Form 8-K of Bear Stearns Asset Backed Securities I LLC (the “Registrant”), which is incorporated by reference in the Registrant’s registration statement (No. 333-125422) and to the reference to our firm under the heading “Experts” in the Prospectus Supplement of the Registrant relating to the Bear Stearns Asset Backed Securities I Trust 2005-AC5, Asset-Backed Certificates, Series 2005-AC5.

.

/s/ KPMG LLP

New York, New York

July 27, 2005